PRESS RELEASE


PISCATAWAY, N.J.--(BUSINESS WIRE)--Nov. 21, 2000--Rheometric Scientific, Inc. (OTCBB: RHEM) announced today that it has acquired 100% of Protein Solutions, Inc. (PSI) and its UK affiliate, Protein Solutions, Ltd., for cash and shares of Rheometric common stock.

PSI, based in Charlottesville, Va., is a leading manufacturer and marketer of Dynamic Laser Light Scattering (DLS) instrumentation, software and services. PSI is a recognized leader in the application of light scattering techniques for biomolecular characterization. PSI's products are based on a proprietary, patented technology for which PSI has an application exclusive license.

The PSI DLS technology employs sophisticated optical components and advanced digital signal processing to measure molecular physical properties such as size, mass, and diffusion. Pharmaceutical, biotechnology, and government funded research and development laboratories use this information to gain a better understanding of the stability and conformation of purified biomolecules. PSI products are optimized for specialized applications in protein science including biotherapeutic drug development, applied three dimensional protein structure analysis, and developing structural genomics initiatives.

Robert Castello, Chairman and Chief Executive Officer of Rheometric Scientific, stated: "Rheometric Scientific's long-term growth strategy is based on focusing the Company's resources on attractive segments of the physical properties instrumentation marketplace that complement and extend our Company's traditional product/marketplace position. The acquisition of PSI extends our physical properties measurement capability beyond rheology, viscosity and thermal analysis into the life sciences instrumentation areas of particle sizing and biomolecular characterization which address substantial, complementary market segments."

Sheridan D. Snyder, President of PSI, stated: "PSI looks forward to the new opportunities presented by becoming a division of Rheometric Scientific. We will continue to serve our valued customer base and distribution channels in the biomolecular sciences while developing new growth opportunities with Rheometric Scientific's 30-year presence in the physical properties instrumentation marketplace. The managerial, financial and organizational infrastructure in place globally at Rheometric Scientific will significantly enhance our ability to better serve customers with new products and comprehensive technical support."

Details of the transaction (which is not expected to require the filing of separate financial statements for PSI) were not immediately disclosed. The Boards of Directors of both companies have approved the acquisition.

In conjunction with this transaction, Andlinger Capital XXVI LLC exercised warrants for the purchase of one million shares of common stock of the Company at an exercise prices of $1.00 per share. These warrants were acquired by Andlinger Capital in March of 2000 in connection


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with its equity  investment in  securities  of the Company.  A portion of the $1 million received by the Company upon such exercise will be applied to the cash portion of the purchase price of PSI. Rheometric Scientific, founded in 1970, manufactures instrumentation and provides laboratory services for material characterization. The Company's products and services are sold to numerous markets such as the petrochemical industry, academic and government research laboratories, and the food, pharmaceutical, biotechnology, and semiconductor industries worldwide. The Company is headquartered in Piscataway, New Jersey and has operations in the United Kingdom, Germany, France, Italy and Japan. More information about Rheometric Scientific can be found on the World Wide Web at
www.rheosci.com;     information     about     PSI    can    be     found     at
www.protein-solutions.com.

This press release includes forward-looking statements which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual experience as a result of the acquisition to differ materially from that anticipated. The Company assumes no obligation to update its forward-looking statements or advise of changes in the assumptions and factors on which they are based.


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Contact:

          Rheometric Scientific, Piscataway
          Joseph Musanti or Don Becker
          732/560-8550